January 21, 2003	Registration No. 333-54688
Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
to Re-Offer Prospectus dated January 31, 2001	and Rule 424(c)

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PROSPECTUS SUPPLEMENT NO. 2
to
RE-OFFER PROSPECTUS DATED January 31, 2001

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HUNGARIAN TELEPHONE AND CABLE CORP.

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             The following information updates the “Selling Stockholders” section, in its entirety, of the re-offer prospectus dated January 31, 2001 (the “Prospectus”) covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and/or others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.’s 2002 Incentive Stock Option Plan. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-54688.

             The “Selling Stockholders” section is updated and restated in its entirety as follows:

SELLING STOCKHOLDERS

             The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to the Incentive Plan.

             The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

Name and Title	Shares Owned Prior to Offering	Shares Offered Hereby	Shares Owned After Offering	Percent
Ole Bertram	250,000	250,000	0	*
President and
Chief Executive Officer

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* Represents as to each Selling Stockholder less than 1% of the shares of Common Stock outstanding.

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The date of this Re-Offer Prospectus Supplement No. 2 is January 21, 2003.